Exhibit 10.60
Asyst Technologies, Inc. Executive Deferred Compensation Plan
Amended and Restated November 6, 2008

Asyst Technologies, Inc. Executive Deferred Compensation Plan
Effective November 6, 2008
Purpose
          The purpose of this Deferred Compensation Plan is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development, and future business success of Asyst Technologies, Inc. The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
          The Plan was originally effective March 1, 1998 as the Asyst Technologies, Inc. Executive Deferred Compensation Plan and was amended February 1, 2004 and is now further amended and restated effective November 6, 2008 for the purpose of making changes required as a result of the enactment of Code Section 409A.
          The Plan as amended and restated shall apply only to amounts that were not “earned and vested” (as defined in Internal Revenue Service (“IRS”) Regulation 1.409A-6(a)(2)) prior to January 1, 2005. Amounts that were “earned and vested” as of December 31, 2004 shall be subject to the terms of the Plan as it existed on October 3, 2004, which shall remain in full force and effect for that purpose and shall not be “materially modified” (as described IRS Regulation 1.409A-6(a)(1)).
ARTICLE 1
Definitions
          For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1	“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Company equal to the sum of (i) the Retirement Account balance and (ii) the In Service Account balance. Base Salary deferrals, Bonus deferrals and Commission, plus investment return as outlined in Section 3.6, shall be directed to the Retirement Account and In Service Account as indicated on each Class Year’s Election Form. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her Beneficiary, pursuant to the Plan.

1.2	“Affiliated Group” means (i) the Company and (ii) all entities with which the Company would be considered a single employer under Code Sections 414(b) and 414(c), provided that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining whether a controlled group of corporations exists under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether trades or businesses (whether or not incorporated) are under common control for purposes of Code Section 414(c), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2. The term “Affiliated Group” shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.3	“Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with the Plan, calculated as follows: (i) for the first annual installment, the vested Account Balance of the Participant shall be calculated as of the date of payment in accordance with Article V, and (ii) for remaining annual installments, the vested Account Balance of the Participant shall be calculated on every applicable anniversary of the first annual installment. Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a ten (10) year Annual Installment Method, the first payment shall be 1/10 of the vested Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the vested Account Balance, calculated as described in this definition.

For purposes of Section 409A an annual installment payment shall be considered a “single payment” as defined in IRS regulation 1.409A-2(b)(2)(iii).

1.4	“Base Salary” shall mean the annual base rate of cash compensation plus any bonus which does not qualify as “performance based compensation” under IRS regulation 1.409A-1(e)(1) payable by the Affiliated Group during a calendar year, excluding commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, fees, automobile and other allowances, and prior to reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Affiliated Group under Code Section 125, 402(e)(3), 402(h), or 403(b). Base Salary payable after the last day of a calendar year solely for services performed during the final payroll period described in Code Section 3401(b) containing December 31 of such year shall be treated as earned during the subsequent calendar year.

1.5	“Beneficiary” shall mean the person or persons, designated in accordance with Article 6, that are entitled to receive benefits under the Plan upon the death of a Participant.

1.6	“Beneficiary Designation Form” shall mean the form established from time to time by the Board that a Participant completes, signs and returns to the Board to designate one or more Beneficiaries.

1.7	“Board” shall mean the board of directors of the Company or a committee appointed by the Board to administer the Plan.

1.8	“Bonus” shall mean (i) any compensation relating to services performed during any fiscal year running from April 1 to March 31 payable to a Participant as an Employee under the Company’s written bonus or cash compensation incentive plans, excluding stock options and restricted stock and (ii) which qualifies as “performance-based compensation” under IRS regulation 1.409A-1(e)(1).

1.9	“Change in Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A.

1.10	“Class Year” shall mean the designation of the Account Balance by year in which the Deferral Amounts are received by the Plan.

1.11	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.12	“Company” shall mean Asyst Technologies, Inc. and any successor to all or substantially all of the Company’s assets or business.

1.13	“Company Contribution Account” shall mean (i) the sum of the Participant’s Annual Company Contribution Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant’s Company Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to the Participant’s Company Contribution Account.

1.14	“Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.3. All Company Contribution Amounts shall be deposited into the appropriate Class Year’s Retirement Account.

1.15	“Commissions” shall mean any payment under a sales incentive plan.

1.16	“Death Benefit” shall mean the benefit set forth in Sections 5.3 and 5.4

1.17	“Deferral Amount” shall mean that portion of a Participant’s Base Salary and Bonus that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant’s Disability, death or a Termination of Employment prior to the end of a Plan Year, such year’s Deferral Amount shall be the actual amount withheld prior to such event.

1.18	“Deferral Election” shall mean a Participant’s election on an Election Form to defer a portion of his Base Salary, Bonus or Commission, in accordance with the provisions of Article 3.

1.19	“Disability” shall mean the occurrence of circumstances under which a Participant meets one of the following requirements (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

1.20	“Disability Benefit” shall mean the benefit set forth in Section 5.5.

1.21	“Election Form” shall mean the form established from time to time by the Board that a Participant completes, signs and returns to the Board to make a Deferral Election under the Plan.

1.22	“Employee” shall mean a person who is an employee of the Company.

1.23	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.24	“In-Service Account” shall mean (i) the sum of that portion of a Participant’s Deferral Amount that a Participant elects to have distributed while in service of the Company in accordance with Article 4, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her In-Service Account.

1.25	“In-Service Benefit” shall mean the benefit set forth in Section 4.1

1.26	“Participant” shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs an Election Form and a Beneficiary Designation Form, (iv) whose signed Election Form and Beneficiary Designation Form are accepted by the Board, (v) who commences participation in the Plan, and (vi) whose participation in the Plan has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.27	“Plan” shall mean the Asyst Technologies, Inc. Executive Deferred Compensation Plan, as amended from time to time.

1.28	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.29	“Retirement”, “Retire(s)” or “Retired” shall mean, with respect to an Employee, severance from employment from the Company for any reason other than a leave of absence, death or Disability on or after the attainment of age sixty (60) or, if earlier, age fifty-five and 5 Years of Service.

1.30	“Retirement Account” shall mean (i) that portion of a Participant’s Deferral Amount that a Participant elects to have distributed upon termination in accordance with Article 5, plus

(ii) amounts credited in accordance with all the applicable crediting provisions of the Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her Retirement Account.

1.31	“Retirement Benefit” shall mean the benefit set forth in Section 5.1.

1.32	“Termination Benefit” shall mean the benefit set forth in Section 5.2.

1.33	“Termination of Employment” shall mean a termination of employment with the Affiliated Group in such a manner as to constitute a “separation from service” as defined under Code Section 409A, voluntarily or involuntarily, for any reason other than Disability, or death. For this purpose, the employment relationship is treated as continuing while a Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the individual retains a right to reemployment with the Affiliated Group under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Affiliated Group. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six-month period. A Termination of Employment will occur if there is a reasonable expectation that the level of services by the Participant for the Affiliated Group will permanently decrease to 20% or less of the average level of services during the previous 36 months (or, if shorter, the actual period of services).

1.34	“Trust” shall mean one or more rabbi trusts established by the Company in accordance with Article 12 of the Plan as amended from time to time.

1.35	“Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant or Beneficiary or his spouse or dependent (as defined in Code Section 152(a) without regard to Code Sections 152(b)(1), 152(b)(2), and 152(d)(1)(B)), (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance), or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The term “Unforeseeable Emergency” shall be interpreted in a manner consistent with the definition of “unforeseeable emergency” contained in Code Section 409A.

1.36	“Year of Service” shall mean the completion of twelve consecutive months of service.

ARTICLE 2
Selection, Enrollment, Eligibility
2.1	Selection by Board. Participation in the Plan shall be limited to those Employees who are determined by the Board to be a member of a select group of management or highly compensated employees and who is designated by the Board to be an eligible Employee.

2.2	Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Board an Election Form and a Beneficiary Designation Form, all within 30 days (or such shorter time as the Board may determine) after he or she is selected to participate in the Plan. In addition, the Board shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3	Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in the Plan and required by the Board, including returning all required documents to the Board within thirty (30) days (or such shorter time as the Board may determine) after he or she is selected to participate in the Plan, that Employee shall commence participation in the Plan on the first day of the pay period following the date on which the Employee completes 30 calendar days of employment and all enrollment requirements. If an Employee fails to meet all such requirements within the period required, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Board of the required documents.

2.4	Termination of Deferrals. If the Board determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Participant’s entitlement to defer Base Salary and Bonus shall cease with respect to calendar years following the calendar year in which such determination is made, although the Participant shall remain subject to all terms and conditions of the Plan for as long as he remains a Participant.
ARTICLE 3
Deferral Elections
3.1	Elections to Defer Base Salary, Bonus or Commission.
(a)	Deferral Election.
(i)	New Participant. In connection with a Participant’s commencement of participation in the Plan, a Participant may elect to defer Base Salary, Bonus or Commissions, by filing with the Board an Election Form that conforms to the requirements of Article 2 within the time period specified in Section 2.3, and the Deferral Election shall become irrevocable at the end of such time period. The Deferral Election shall apply only to Base Salary earned during the first Plan Year beginning with the first payroll period that begins immediately after the date the Participant has completed and returned a complete and signed Election Form. The Deferral Election shall apply only to that portion of the Bonus earned after the Deferral Election becomes irrevocable. The Deferral Election shall apply only to Commissions actually paid during the first Plan Year beginning with the first payroll period that begins immediately after the date the Participant has completed and returned a complete and signed Election Form. If a Participant does not make a deferral election with respect to the first Plan Year with respect to which the Participant is eligible to participate in the Plan, the Participant may elect to defer Base Salary, Bonus or Commissions for any subsequent Plan Year by filing with the Board an Election Form that conforms with the requirements of Article 2 before the start of that Plan Year.

(ii)	Annual Deferral Election. Unless Section 3.1(a)(i) applies, each Participant may elect to defer Base Salary, Bonus or Commissions for a Plan Year by filing a Deferral Election with the Board within the timeframes specified by the Board for the Plan Year for which such Base Salary or Bonus is earned and Commissions are paid. However, the Deferral Election with respect to Base Salary becomes irrevocable as of such December 31 preceding the Plan Year for which such Base Salary is earned, with respect to a Bonus that qualifies as “Performance Based Compensation” as defined in IRS regulation 1.409A-1(e) becomes irrevocable as of the date six months prior to the end of the performance period or such earlier dates as specified by the Board and with respect to Commissions becomes irrevocable as of such December 31 preceding the Plan Year for which such Commission is actually paid.
(b)	Amount of Deferral. A Participant shall designate on the Deferral Election form the amount of Base Salary, Bonus or Commissions that is to be deferred in accordance with this Article 3. The amount, in whole percentages or dollar amount, shall not exceed 75 percent of the Participant’s Base Salary, 100 percent of the Participant’s Bonus, or 100 percent of the Participant’s Commissions; provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy FICA, income tax, and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Board.

(c)	Duration of Deferral Election. A Participant’s Deferral Election shall apply only to Base Salary or Bonus earned and Commissions paid for services performed during the Plan Year to which the Deferral Election relates. A Participant must indicate a new Deferral Election for any subsequent Plan Year by filing a new Election Form with the Board prior to the beginning of such Plan Year or at such time as the Board may require, which Deferral Election shall be effective on the first day of the next following Plan Year. If a Participant fails to complete a new

Election Form for any subsequent Plan Year the deferral election for that subsequent Plan Year will be deemed to be zero.

(d)	Class Year Elections: Each Plan Year’s Deferral Election will be maintained in separate and distinct accounts by Retirement Account and In Service Account and by calendar year in which the contribution is received. Unique distribution elections apply to each Class Year.
3.2	Withholding of Deferral Amounts. For each Plan Year, the Base Salary portion of the Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Bonus portion of the Deferral Amount shall be withheld at the time the Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year. The Commission portion of the Deferral Amount shall be withheld from each Commission payment received.

3.3	Company Contribution Amount. For each Plan Year, the Board, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under the Plan, which amount shall equal the Annual Company Contribution Amount for that Participant for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year.

3.4	Vesting. A Participant shall at all times be 100% vested in his or her Deferral Amount plus investment return as outlined in Section 3.6. A Participant shall vest in his or her Company Contribution Amount, plus investment return as outlined in Section 3.6, in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%
Notwithstanding the above schedule, a Participant will become 100% vested in the Company Contribution Amount, plus investment return outlined in Section 3.6, upon death, Disability or Retirement.

3.5	In-Service Accounts and Retirement Accounts. The Company shall establish an In-Service Account and a Retirement Account for each Participant under the Plan. Each

Participant’s Deferral Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment fund elected by the Participant. A Participant’s Deferral Account shall be credited as follows:
(a)	After amounts are withheld and deferred from a Participant’s Base Salary, Bonus or Commissions, the Company shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to the amount of Base Salary or Bonus, or both, deferred by the Participant as of the date that the Base Salary, Bonus or Commissions would have been paid to the Participant, and the portion of the Participant’s deferred Base Salary, Bonus or Commissions that the Participant has deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund.

(b)	Each business day, each of the Participant’s investment fund subaccounts shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions allocated to the investment fund subaccount that day by the rate of net gain or loss for the corresponding investment fund for that day.

(c)	Each of the Participant’s investment fund subaccounts shall be reduced pro rata by the amount of any distributions made to the Participant, as of the date of the distribution.
3.6	Investment Elections.
(a)	The Board shall select from time to time, in its sole and absolute discretion, commercially available investment funds to be used to determine the amount of earnings or losses to be credited to the Participant’s Accounts under Section 3.5.

(b)	At the time of making a Deferral Election, a Participant shall designate, on the Election Form, the investment fund or funds in which the Participant’s Deferral Account attributable to deferrals of Base Salary, Bonus or Commissions will be deemed to be invested for purposes of determining the amount of earnings or losses to be allocated to the Deferral Account. The Participant may specify the deemed investment, in whole percentage increments, in one or more of the investment Funds as communicated from time to time by the Board. Effective as of any business day, a Participant may change this investment designation by filing a change of election and making a new designation as designated by the Board.

(c)	Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the investment funds selected by the Board or designation of investment funds by a Participant shall not be considered or construed in any manner as an actual investment of the Participant; Account Balance in any such investment fund. In the event that the Company or the Trustee, in its sole and absolute discretion, shall invest funds in any or all of the selected investment funds, no Participant shall have any rights in or to such investments. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall remain at all times an unsecured creditor of the Company.
3.7	FICA and Other Taxes.
(a)	Deferral Amounts. For each Plan Year in which a Deferral Amount is being withheld from a Participant, the Company shall withhold from that portion of the Participant’s Base Salary, Bonus or Commissions that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes on such Deferral Amount. If necessary, the Board may reduce the Deferral Amount in order to comply with this Section 3.7(a).

(b)	Distributions. The Company, or the trustee of the Trust, shall withhold from any payments made to a Participant under the Plan all federal, state and local income, employment and other taxes required to be withheld by the Company, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company and the trustee of the Trust.
ARTICLE 4
In-Service Distributions and Unforeseeable Emergencies
4.1	In-Service Distributions. A Participant, in connection with his or her initial commencement of participation in the Plan and each subsequent annual enrollment, may elect on an Election Form the year as well as the percentage of the particular Plan Year’s Deferral Amount to be distributed as an In-Service Distribution. The Participant will receive the percentage of the particular Plan Year’s Deferral Amount in a lump sum. The lump sum payment shall be made in January of the year selected on the Election Form. If a Participant elects to direct a percentage of the particular Plan Year’s Deferral Amount to the In-Service Account but does not indicate the year in which the payment is made, then it will be assumed that no In-Service election was made for that Plan Year and all such deferrals will be directed to the Retirement Account.

If Termination of Employment for any reason, other than death, occurs prior to the year selected for the In-Service Distribution, then the percentage of that Class Year’s Deferral Amount shall be paid to the Participant in accordance with the election made for the Retirement Account for that Class Year. If no Retirement Account is in effect for that Class Year, i.e., the Participant elected to have 100% of that Class Year’s Deferral Amount directed to the In-Service Account, then payment will be made a lump sum as soon as practicable. If Termination of Employment occurs as a result of death, payment will be made in accordance with either Section 5.3 or 5.4.

4.2	Change in Time or Form of Payment for In-Service Distribution. Notwithstanding the methods of payment for each Class Year’s Election pursuant to such Election Form, the Participant may elect to change the time of such payment under a subsequent election that meets the following requirements:
(a)	The subsequent election may not take effect until at least 12 months after the date on which the subsequent election is made.

(b)	The subsequent election is made not less than 12 months prior to the date of the scheduled payment.

(c)	The payment with respect to which the subsequent election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made.

(d)	The subsequent election may not accelerate the time of any payment.
4.3	Payout/Suspensions for Unforeseeable Emergencies. If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Board to receive a partial or full payout from the Plan attributable to Deferral Amounts. Company Contribution Amounts are not available for Unforeseeable Emergenices. Any payout will be made starting with the most recently completed Class Year and from that Class Year’s In-Service Account, if any, and progressing to each preceding Class Year as necessary. The Retirement Accounts will be used only upon exhausting all completed prior Class Year In-Service Accounts.

By way of example, if a request for an Unforeseeable Emergency is made in 2010 and 2008 was the initial Class Year for the Participant, payment will come from the 2009 Class Year’s In-Service Account. To the extent the 2009 Class Year’s In-Service Account is insufficient, additional amounts will come from the 2008 Class Year’s In-Service Account. If the previously completed Class Year’s In-Service Accounts are insufficient or if none exist, then the payout or any remaining amount needed shall come from the 2009 Class Year’s Retirement Account and then from the 2008 Class Year’s Retirement Account. Only when all prior Class Years have been exhausted will the payout tap the 2010 Class Year and then from the In-Service Account first.

The payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payout, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship). If, subject to the sole discretion of the Board, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval.

4.4	Change in Control. Upon a Change in Control as defined in IRS regulation 1.409A-3(i)(5), a Participant’s Account Balance will be paid in a lump sum.

ARTICLE 5
Benefits
5.1	Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, his or her Account Balance. A Participant, in connection with his or her commencement of participation in the Plan and each subsequent Plan Year shall elect on an Election Form the form of payment with respect to that Plan Year’s Deferral Amount. The Participant may elect payment in a lump sum or pursuant to an Annual Installment Method not to exceed 5 years. Thus, separate Retirement Benefit elections may apply to each Class Year and a Participant can elect different forms of payment for Retirement and for Termination of Employment for each Class Year. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, as soon as practicable after Retirement.

5.2	Termination Benefit. A Participant who experiences a Termination of Employment prior to Retirement shall receive as a Termination Benefit his or her Account Balance. A Participant, in connection with his or her initial commencement of participation in the Plan and each subsequent Plan Year shall elect on an Election Form the form of payment with respect to that Plan Year’s Deferral Amount. The Participant may elect payment in a lump sum or pursuant to an Annual Installment Method not to exceed 5 years. Thus, separate Termination Benefit elections may apply to each Class Year and a Participant can elect different forms of payment for Termination of Employment and for Retirement for each Class Year. If a Participant does not make any election with respect to the payment of a particular Class Year, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, as soon as practicable after Termination of Employment.

5.3	Death Prior to Retirement or Termination of Employment. The Beneficiary of a Participant who dies prior to Retirement or Termination of Employment shall receive a Death Benefit in accordance with the election made by the Participant on the Election Form at the time of his or her initial commencement of participation in the Plan and each subsequent Plan Year. The Participant may elect a Death Benefit in a lump sum or pursuant to an Annual Installment Method not to exceed 10 years. Thus, separate elections may apply to each Class Year and a Participant can elect different forms of Death Benefit than for Termination of Employment and for Retirement for each Class Year. If a Participant had also elected an In-Service Distribution and the In-Service Distribution has not yet commenced to be paid, the payment to the Beneficiary shall be made as described under this section 5.3 and not as under 4.1.

If a Participant has not made any election with respect to the payment of a particular Class Year, his entire vested Account Balance is less than $25,000 or if the spouse of the Participant is not my sole beneficiary, the entire Account Balance or particular Class

Year, as appropriate, will be payable to the Participant’s Beneficiary in a lump sum. The lump sum payment shall be made, or installment payments shall commence, as soon as practicable after Termination of Employment.

5.4	Death After Retirement or Termination of Employment. If a Participant dies after Retirement or Termination of Employment but before the Account Balance is paid in full, the Participant’s unpaid Retirement Benefit or Termination Benefit shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

If a Participant has not made any election with respect to the payment of a particular Class Year, his entire vested Account Balance is less than $25,000 or if the spouse of the Participant is not my sole beneficiary, the entire Account Balance or particular Class Year, as appropriate, will be payable to the Participant’s Beneficiary in a lump sum. The lump sum payment shall be made, or installment payments shall commence, as soon as practicable after Termination of Employment.

5.5	Disability Benefit. A Participant suffering a Disability shall, for benefit purposes under the Plan, be deemed to have experienced a Termination of Employment. The Disability Benefit shall be paid in the same form as elected for Termination of Employment for each Class Year. The lump sum payment shall be made, or installment payments shall commence, as soon as practicable after Disability.

5.6	Change in Time or Form of Payment for Termination Benefit. Notwithstanding the method of payment elected by a Participant on an Election Form with respect to the Base Salary, Bonus or Commissions deferred pursuant to such Election Form, the Participant may elect to change the time or form of such payment under a subsequent election that meets the following requirements:
(a)	The subsequent election may not take effect until at least 12 months after the date on which the subsequent election is made.

(b)	The first payment with respect to which the subsequent election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made for any Termination Benefit or Retirement Benefit. This five year deferral shall not apply to any change in the Death Benefit or upon the occurrence of a Disability.

(c)	The subsequent election may not accelerate the time of any payment.
The form of payment elected in a subsequent election must be a lump sum or an Annual Installment Method of between 2 and 5 years for Termination of Employment and Retirement and must be a lump sum or an Annual Installment Method of between 2 and 10 years for the Death Benefit.

5.7	Limitation on Key Employees. Notwithstanding any other provision of the Plan to the contrary, the payment of a Termination Benefit with respect to a “key employee” of the Company, within the meaning of Code Section 416(i)(1), if at that time any stock of the Company is publicly traded on an established securities market or otherwise, shall not be made within six months following his separation from service with the Company, except in the event of death. As of the restatement date of this plan, this provision does not apply to the Company.

5.8	Involuntary Cash Out Limit. If a Participant’s total Account Balance is less than or equal to the deferral limit in effect under section 402(g) of the Code for the calendar year in which the Participant experiences a Retirement or Termination of Employment, then, despite the election made by the Participant, the Company may, at its discretion, pay the Account Balance in a lump sum as soon as practicable.
ARTICLE 6
Beneficiary Designation
6.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under the Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates. Notwithstanding the preceding sentences, if the designated Beneficiary of a married Participant is not the Participant’s spouse, the spouse must consent in writing to the Participant’s naming a non-spouse Beneficiary. The consent of the spouse to a non-spouse Beneficiary shall be irrevocable by the spouse. In the event an unmarried Participant marries, such Participant’s designated Beneficiary shall be the Participant’s spouse regardless of an existing Beneficiary designation which shall be deemed canceled as of the date of marriage unless consented to in writing by the Participant’s spouse.

6.2	Beneficiary Designation Change. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Board. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form, the Board’s rules and procedures, as in effect from time to time and the requirements relative to the designation of a Participant’s spouse as Beneficiary in accordance with Section 6.1. Upon the acceptance by the Board of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Board shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Board prior to his or her death.

If a Participant is married and has named someone other than his or her spouse as the primary Beneficiary, and the Participant is a resident of Arizona, California, Idaho, Nevada, New Mexico, Texas or Washington, the Participant’s spouse must sign a consent to designation.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Board.

6.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 6.1, 6.2 and 6.3 above or, if all Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the Participant’s estate.

6.5	Doubt as to Beneficiary. If the Board has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Board shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Board’s satisfaction.

6.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Board from all further obligations under the Plan with respect to the Participant, and that Participant’s participation in the Plan shall terminate upon such full payment of benefits.
ARTICLE 7
Leave of Absence
7.1	Paid Leave of Absence. If a Participant is authorized by the Company for any reason to take a paid leave of absence from the employment of the Company, the Participant shall continue to be considered employed by the Company and the Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.1.

7.2	Unpaid Leave of Absence. If a Participant is authorized by the Company for any reason to take an unpaid leave of absence from the employment of the Company, the Participant shall continue to be considered employed by the Company and the Participant shall be excused from making deferrals until the Participant returns to a paid employment status. Upon such return, deferrals shall resume for the remaining portion of the Plan Year in which the return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.
ARTICLE 8
Termination, Amendment or Modification
8.1	Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to terminate the Plan at any time with respect to any or all of its participating Employees, by action of the Board. Upon the termination of the Plan, further deferrals under the Plan shall terminate but all Account Balances shall remain subject to the terms of the Plan and the elections made in the applicable Election Forms.

Notwithstanding the previous paragraph, upon termination of the plan and at the discretion of the Company, Account Balances may be distributed in a consistent manner to all Participants in compliance with IRS Regulation 1.409A-3(j)(4)(ix)(C), specifically:
(a)	The termination and liquidation does not occur as a result of downturn in the financial health of the Company;

(b)	The Company terminates and liquidates all similar arrangements sponsored by the Company that would be aggregated with any other arrangements under §1.409A-1(c) if the Participants had deferrals of compensation under all of the arrangements that are terminated;

(c)	No payments are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the plan other than payments that would be payable under the terms of the plan if the action to terminate and liquidate the plan had not occurred;

(d)	All payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the plan; and

(e)	The Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under §1.409A-1(c) if the same Participant participated in both plans, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the plan.
8.2	Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of the Board; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, and (ii) no amendment or modification of this Section 8.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification. The Company specifically reserves the right to amend the Plan to conform the provisions of the Plan to the guidance issued by the Secretary of the Treasury with respect to Code Section 409A, in accordance with such guidance.

8.3	Effect of Payment. The full payment of the applicable benefit under Articles 4 or 5 of the Plan shall completely discharge all obligations to a Participant and his or her Beneficiaries under the Plan and the Participant’s participation in the Plan shall terminate.

ARTICLE 9
Administration
9.1	Administrative Duties. To the extent that ERISA applies to the Plan, the Company shall be the “named fiduciary” of the Plan and the “plan administrator” of the Plan. The Board shall be responsible for the general administration of the Plan. The Board will, subject to the terms of the Plan, have the authority to: (i) approve for participation employees who are recommended for participation by the president and Chief Executive Officer of the Company, (ii) adopt, alter, and repeal administrative rules and practices governing the Plan, (iii) interpret the terms and provisions of the Plan, and (iv) otherwise supervise the administration of the Plan. All decisions by the Board will be made with the approval of not less than a majority of its members. The Board may delegate any of its authority to any other person or persons that it deems appropriate.

9.2	Agents. In the administration of the Plan, the Board may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

9.3	Binding Effect of Decisions. All decisions by the Board, and by any other person or persons to whom the Board has delegated authority, shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.4	Indemnity of Board. The Company shall indemnify and hold harmless the members of the Board and any Employee to whom the duties of the Board may be delegated against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Board, any of its members, or any such Employee.

9.5	Information. To enable the Board to perform its functions, the Company shall supply full and timely information to the Board on all matters relating to the compensation of its Participants, the date and circumstances of the Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Board may reasonably require.
ARTICLE 10
Other Benefits and Agreements
10.1	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 11
Claims Procedures
11.1	Procedures for Handling Claims. In accordance with the provisions of Section 503 of ERISA, the Company shall provide a procedure for handling claims for benefits under the Plan. The procedure shall be in accordance with the regulations issued by the Secretary of Labor and provide adequate written notice within a reasonable period of time with respect to a claim denial. The procedure shall also provide for a reasonable opportunity for a full and fair review by the Company of any claim denial.
ARTICLE 12
Trust
12.1	Establishment of the Trust. The Company may establish one or more Trusts to which the Company may transfer such assets as the Company determines in its sole discretion to assist in meeting its obligations under the Plan.

12.2	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Participant’s Election Forms shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust.

12.3	Distributions From the Trust. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under the Plan.
ARTICLE 13
Miscellaneous
13.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

13.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

13.3	Company’s Liability. The Company’s liability for the payment of benefits shall be defined only by the Plan and the Participant’s Election Forms. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Election Forms.

13.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

13.5	Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and the Participant, either expressed or implied. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company, or to interfere with the right of the Company to discipline or discharge the Participant at any time.

13.6	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Board by furnishing any and all information requested by the Board and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Board may deem necessary.

13.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

13.8	Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

13.9	Governing Law. Subject to ERISA, the provisions of the Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.

13.10	Notice. Any notice or filing required or permitted to be given to the Board under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
ASYST TECHNOLOGIES, INC.
46897 BAYSIDE PKWY
FREMONT, CA 94538-6572
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

13.11	Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s Beneficiaries.

13.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

13.13	Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

13.14	Incompetent. If the Board determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Board may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Board may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

13.15	Court Order. The Board is authorized to make any payments directed by court order in any action in which the Plan or the Board has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Board, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

13.16	Insurance. The Company, on its own behalf or on behalf of the trustee of the Trust, and, in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Company or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

13.17	No Acceleration of Benefits. The acceleration of the time or schedule of any payment under the Plan is not permitted, except as provided in regulations by the Secretary of the Treasury.

13.18	Compliance with Code Section 409A. The Plan is intended to provide for the deferral of compensation in accordance with Code Section 409A for compensation earned, vested, or deferred after December 31, 2004. Notwithstanding any provisions of the Plan or any Election Form to the contrary, no otherwise permissible election under the Plan shall be given effect that would result in the taxation of any amount under Code Section 409A.
          IN WITNESS WHEREOF, the Company has signed this Plan document on                                         ,                     .

ASYST TECHNOLOGIES, INC.

By:

Title: